As filed with the Securities and Exchange Commission on February 3, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TENAYA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3789973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

(650) 825-6990

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

2024 Inducement Equity Incentive Plan

(Full title of the plan)

Faraz Ali, M.B.A.

Chief Executive Officer

Tenaya Therapeutics, Inc.

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

(650) 825-6990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Knapp Emily A. Coskey Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Jennifer Drimmer Rokovich General Counsel Tenaya Therapeutics, Inc. 171 Oyster Point Boulevard, Suite 500 South San Francisco, California 94080 (650) 825-6990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 (Registration Statement) is filed by Tenaya Therapeutics, Inc. (Registrant) for the purpose of registering 4,000,000 shares of common stock of the Registrant reserved for issuance under the 2021 Equity Incentive Plan, 800,000 shares of common stock of the Registrant reserved for issuance under the 2021 Employee Stock Purchase Plan, and 2,161,000 additional shares of common stock of the Registrant reserved for issuance under the 2024 Inducement Equity Incentive Plan.

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (Commission):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 10, 2025 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (Exchange Act); and

(b) All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40656) filed with the Commission on July 23, 2021, pursuant to Section 12(b) of Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally empowers a corporation to indemnify its directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful, and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended and restated certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

In addition, the amended and restated bylaws of the Registrant require, subject to certain limitations, the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) with respect to an officer, in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors and officers shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director or officer and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the Registrant’s directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable to the full amount of the dividend unlawfully paid, or to the full amount unlawfully paid for the repurchase or redemption of the corporation’s stock, with interest from the time such liability accrued. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and executive officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or executive officers.

The Registrant has obtained insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Incorporated by Reference
	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-257820	4.2	7/26/2021

4.2	2021 Equity Incentive Plan and forms of agreements thereunder	10-K	001-40656	10.2	3/23/2022

4.3	2021 Employee Stock Purchase Plan and forms of agreements thereunder	S-1/A	333-257820	10.4	7/26/2021

4.4	2024 Inducement Equity Incentive Plan, as amended, and forms of agreements thereunder	8-K	001-40656	10.1	1/30/2026

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California, on February 3, 2026.

TENAYA THERAPEUTICS, INC.

By:	/s/ Faraz Ali, M.B.A.
Faraz Ali, M.B.A.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Faraz Ali as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Faraz Ali, M.B.A.	Chief Executive Officer and Director (Principal Executive Officer and Interim Principal Financial Officer)	February 3, 2026
Faraz Ali, M.B.A.

/s/ Tomohiro Higa, M.B.A.	Senior Vice President, Finance	February 3, 2026
Tomohiro Higa, M.B.A.	(Interim Principal Accounting Officer)

/s/ Amy Burroughs, M.B.A.	Director	February 3, 2026
Amy Burroughs, M.B.A.

/s/ June Lee, M.D.	Director	February 3, 2026
June Lee, M.D.

/s/ Karah Parschauer, J.D.	Director	February 3, 2026
Karah Parschauer, J.D.

/s/ Deepak Srivastava, M.D.	Director	February 3, 2026
Deepak Srivastava, M.D.

/s/ Catherine Stehman-Breen, M.D.	Director	February 3, 2026
Catherine Stehman-Breen, M.D.

/s/ Jeffrey T. Walsh, M.B.A.	Director	February 3, 2026
Jeffrey T. Walsh, M.B.A.

/s/ R. Sanders (Sandy) Williams, M.D.	Director	February 3, 2026
R. Sanders (Sandy) Williams, M.D.